Exhibit 23.13
28 March 2007
CONSENT OF EXPERT
The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F (the “40F”) of Pan American Silver Corp., which is being filed with the United States Securities and Exchange Commission, of references to and a summary of a throughput tradeoff study dated 2004 relating to the Alamo Dorado project included in the Annual Information Form of Pan American Silver Corp. for the year ended 31 December 2006.
The undersigned does also hereby consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-122152) of Pan American Silver Corp. of the reference to and a summary of a throughput tradeoff study dated August 2004 relating to the Alamo Dorado project.
AMEC Americas Limited

Steve Toevs
Vice President, Finance
Natural Resources/ Oil Sands & Mining
AMEC Americas Limited
111 Dunsmuir Street, Suite 400
Vancouver, B.C. V6B 5W3
Tel           (604) 664-4315
Fax           (604) 669-9516
www.amec.com